Prospectus Supplement	Filed pursuant to Rule 424(b)(3)
to Prospectus dated August 15, 2014	Registration Statement No. 333-191498

22,800,000 Shares

iShares® Silver Trust

The prospectus dated August 15, 2014 should be read together with this prospectus supplement.

On August 15, 2014, the date on which the discontinued London Silver Fix was replaced, the London Bullion Market Association announced that it had changed the name of the new price from "London Silver Price" to "LBMA Silver Price"; accordingly, all references to the London Silver Price contained in the prospectus dated August 15, 2014 should be read as references to the LBMA Silver Price.

The date of this prospectus supplement is August 18, 2014.